                           ARTICLES OF INCORPORATION
                                      OF
                              EMPIRE CANDLE, INC.


     The undersigned incorporator, a natural person of full age, in order to form a corporation FOR profit under the laws of the State of Kansas, hereby adopts the following Articles of Incorporation:

                                   ARTICLE I

     The name of this corporation is Empire Candle, Inc.

                                  ARTICLE II

     The registered office of this corporation in Kansas is c/o The Corporation Company, Inc., 515 South Kansas Avenue, Topeka, Shawnee County, Kansas 66603. The name of the registered agent at above address is The Corporation Company, Inc.

                                  ARTICLE III

     The nature of the corporation business or purposes to be conducted or promoted is the manufacturing and distribution of candles and related products and to conduct such other activities as may be permitted by law.

                                  ARTICLE IV

     The corporation is authorized to issue an aggregate total of 1,000 shares of common stock with a stated par value of $0.01 per share. All shares are of one class and one series, except that the Board of Directors, by its action, may establish more than one class or series.

                                   ARTICLE V

     No shareholder of this corporation is entitled to any cumulative voting rights.

                                  ARTICLE VI

     No shareholder of this corporation has any preferential, preemptive or other rights to subscribe for, purchase or acquire any shares of the corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.
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                                  ARTICLE VII

     Any action required or permitted to be taken at a meeting of the Board of Directors of this corporation, or any committee thereof, may be taken by written action signed by all of the directors.

                                 ARTICLE VIII

     The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified are:

     Name                      Address
     ----                      -------

     Edward A. Michael         Parkdale Plaza, Suite 340, 1660 South Highway 100
                               Minneapolis, MN 55416

     Andrew M. Hunter, III     5100 IDS Center, 80 South 8th Street
                               Minneapolis, MN 55402

                                  ARTICLE IX

     No director or officer of the corporation will be personally liable to the corporation or to its shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the laws of the State of Kansas as the same may now exist or may hereafter be amended. Any repeal or modification of the provisions of this Article will not adversely affect any right or protection of a director or an officer of the corporation existing at the time of such repeal or modification.

     Any person who at any time serves or served as a director, officer, or employee of the corporation, or of any other enterprise at the request of the corporation, and the heirs, executors and administrators of such person, must be indemnified by the corporation in accordance with, and to the fullest extent permitted by, the provisions of the 1972 General Corporation Code of Kansas, as it may be amended from time to time.

                                   ARTICLE X

     Is this corporation to exist perpetually? Yes.

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

                                  ARTICLE XI

     The name and mailing address of the incorporator is Loren R. Thacker, Lindquist & Vennum P.L.L.P., 4200 IDS Center, 80 South 8th Street, Minneapolis, MN 55402.

     IN TESTIMONY WHEREOF, I have hereunto set my hand this 4th day of February, 1997.



                                    Loren R. Thacker, Incorporator



STATE OF MINNESOTA)
                  )
COUNTY OF HENNEPIN)

     Before me, a notary public in and for said county and state, personally appeared Loren R. Thacker who is known to me to be the same person who executed the foregoing Articles of Incorporation and duly acknowledged the execution of the same. In witness whereof, I have hereunto subscribed my name and affixed my official seal this 4th day of February, 1997.


(Seal)



                                              _________________________________
                                              Notary Public

My appointment or commission expires _________________, 19__.

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